Exhibit 10.38

Separation AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into and made effective as of February 3, 2017 (the “Effective Date”) by and between CANDANCE A. HENDERSON (the “Employee”) and AMERICAN ADDICTION CENTERS, INC. (the “Employer”).

1.Separation Date.  The Employee acknowledges that the Employee's employment with the Employer will end effective February 3, 2017 (the “Separation Date”).  The Employer will pay the Employee’s regular pay through the Separation Date.

2.Consideration.  In exchange for the release of claims and other covenants and promises by the Employee detailed in this Agreement, the Employer agrees to pay the Employee Five Hundred Fifty Thousand Dollars ($550,000.00), which amount shall be divided and payable in equal payments in accordance with the normal payroll schedule of the 10th and 25th of each month, following the expiration of the Release Consideration Period (as defined below) and ending on December 25, 2017, plus the continuation of health benefits coverage through December 31, 2017 (the “Separation Amount”).  All payments are less applicable deductions required by law.  The Employer will issue the Employee a Form W-2 for the Separation Amount in the normal course of business.  Employee acknowledges that the Separation Amount is in addition to any compensation Employee has earned from the Employer and that Employee would not be entitled to the Severance Amount but for her execution of this Agreement.

3.Acknowledgment of No Other Payments or Benefits.  Except for payments set forth in Sections 1 and 2 hereof and any vested benefits under the Employer’s 401(k) savings plan to be paid in accordance with such plan, no other payments, bonuses or benefits will be made by the Employer to the Employee.  The Employee acknowledges that the Employee has no entitlement to, or any right to make any claim for, any additional payments, commissions, bonuses or benefits by the Employer of any kind whatsoever.  Subject to the continuation of health benefits as set forth above, the Employee’s eligibility for coverage as an active employee under all employee benefit plans maintained by the Employer terminate on the last day of the month following the Separation Date.  Following the continuation of health benefits as set forth above, any further continuation of health benefits coverage will be at the Employee’s expense to the extent and for the period provided by law.

4.Non-Admission.  The Employee understands and acknowledges that this Agreement is in no way an admission of any legal liability or wrongdoing by the Employer for any acts or omissions with respect to the Employee, including without limitation, the Employee’s employment with, or separation of employment from the Employer, with all such wrongdoing or liability being expressly denied.

5.Release.  The Employee hereby releases the Employer, together with all of the Employer’s parents, subsidiaries, affiliates and divisions, including all related companies, employee leasing companies, and as to each, their respective successors and assigns, general and limited partners, directors, officers, representatives, attorneys, shareholders, agents, employees, and their respective heirs and personal representatives (collectively, the “Releasees”), from any and all claims, causes of action, grievances, expenses, liabilities, costs (including attorneys’

fees), obligations (whether known or unknown), that in any way arise from, grow out of, or are related to the Employee’s employment with the Employer, Employee’s termination of employment with the Employer, or events that occurred before the date Employee executes this Agreement (collectively, the “Released Claims”).  Employee also represents and warrants that Employee has not sold, assigned or transferred any Released Claims.

The Released Claims include, without limitation, any rights or claims in law or equity for breach of contract, wrongful termination or past wages under applicable state law; claims relating to discrimination, harassment, retaliation, accommodation, or whistle blowing (for example, claims under the Age Discrimination in Employment Act (“ADEA”); claims relating to benefits (for example, claims under the Employee Retirement Income Security Act of 1974); claims relating to employee leave (for example, claims under the Family and Medical Leave Act); claims relating to mandatory notifications (for example, claims under the Worker Adjustment and Retraining Notification Act or the Fair Credit Reporting Act); claims relating to worker safety (for example, claims under the Occupational Health and Safety Act of 1970); or claims for personal injury, defamation, mental anguish, injury to health and personal reputation; and any other related claim under federal, state or local law of any form against Releasees; provided, however, that this release does not extend to rights or claims the release of which is expressly prohibited by law or that may arise after the Effective Date of this Agreement.  The Employee understands that the categories and statutes listed above are for example only, and that the Employee is waiving all claims, whether based on federal, state, or local law, common law or otherwise.

As part of this release, the Employee covenants and agrees not to file, commence or initiate any suits, grievances, demands or causes of action against any Releasee based upon or relating to any Released Claim forever discharged pursuant to this Agreement.  In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Employee from bringing a lawsuit to challenge the validity of the release language contained in this Agreement.  If Employee breaches this covenant not to sue, Employee hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Releasees in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach.  Moreover, Employee agrees that Employee will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Releasees.  The parties agree that this Agreement will not prevent Employee from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation.  However, to the fullest extent permitted by law, Employee agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which Employee may be entitled as a result of any claim, charge, or complaint against the Releasees and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that Employee could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement.  The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

6.Acknowledgement Regarding Wages. The Employee acknowledges and agrees that following the payment set forth in Section 1 hereof, the Employee:  (a) has received all pay to which the Employee was entitled during the Employee's employment with the Employer; (b) is not owed unpaid wages or unpaid overtime compensation by the Employer; and (c) does not believe that the Employee's rights under any state or federal wage and hour laws, including the federal Fair Labor Standards Act (“FLSA”), were violated by any Releasee during the Employee's employment with the Employer.

7.Disclosure.  The Employee acknowledges and warrants that the Employee is not aware of, or that the Employee has fully disclosed to the Employer in writing, any matters for which the Employee was responsible or which came to the Employee's attention as an employee of the Employer that might give rise to, evidence or support any claim of illegal or improper conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Employer.

8.Compliance with Older Worker Benefit Protection Act.

a.

Consideration Period.  The Employee acknowledges and understands that the Employee has a period of up to twenty-one (21) days from receipt of this Agreement to consider its terms, although the Employee need not take that long and that Employee hereby waives any and all additional rights to any further review period.  If the Employee has not executed this Agreement and returned it to the Employer within twenty-one (21) days, this Agreement will be cancelled and will have no effect.

b.

Revocation Period.  The Employee acknowledges and understands that, for a period of seven (7) days following the Employee’s signing of this Agreement, the Employee may revoke Employee's acceptance by delivering a written revocation to Kathryn Sevier Phillips, who is the Chief Legal Officer, General Counsel and Secretary, for the Employer, via email at ksphillips@ContactAAC.com.  If the Employee timely revokes this Agreement, all of its provisions will be null and void.  This Agreement will not be effective or enforceable and no Severance Amount will be provided to Employee until the expiration of the seven (7) day period for revocation has expired.   Collectively, the twenty-one (21) day consideration period and seven (7) day revocation period shall be referred to as the “Release Consideration Period.”

c.

Knowing and Voluntary Execution.  The Employee acknowledges that the Employee is hereby advised and encouraged to consult with an attorney of the Employee's choice before signing this Agreement; that the Employee has carefully read and fully understands the terms and conditions of this Agreement in their entirety and is fully satisfied with its terms, including without limitation, the consideration to be paid to Employee by Employer; that the Employee has had an adequate opportunity to consider the Agreement; that the Employee knowingly and voluntarily assents to all the terms and conditions contained in this Agreement without any duress, coercion or undue influence by the Employer, its representatives, or any other person; that Employee has no pending claim, complaint, grievance with any federal or state agency or any court seeking money damages or relief against Releasees; that Employee is not waiving rights or claims that may arise after the date of this Agreement is executed and that the Employee is not suffering from any disability or condition that would render the Employee unable to enter into this Agreement.

9.Non-Disparagement. To the extent permitted by law, Employee affirms and agrees that she will not, at any time after the date hereof, make any remarks or comments, orally or in writing, to anyone, via media or otherwise, which remarks or comments reasonably could be construed to be derogatory or disparaging to any of the Releasees, or to any of the Employer's current or former directors, officers, employees, products or services, or which comments reasonably could be anticipated to be damaging or injurious to the reputation or good will of same. The term “media” includes, without limitation, radio, television, film, internet, and social media such as Twitter and Facebook.  This Section 9 does not in any way interfere with any Party’s right and responsibility to give truthful testimony under oath.

10.Return of Property; Confidential Information.  The Employee represents that the Employee has not retained, but rather has returned to the Employer, all property and business records of Releasees in any form and all copies of such records.  To the extent such information was in electronic form, the Employee represents that the Employee has irretrievably deleted it to the best of the Employee's ability and will take no steps to retrieve it.  The Employee also acknowledges that, in the Employee's position with the Employer, the Employee had access to the Employer’s confidential information, including, without limitation, confidential client and treatment information, protected by 42 CFR Part 2,  confidential financial records; financial and other plans; marketing methods and systems; advertising strategies and methods; strategic plans; databases; payroll information; information regarding suppliers; reports prepared by consultants; training materials; management and administrative systems; and other business information (collectively and separately, “Confidential Information”).  The Employee agrees not to use or disclose such Confidential Information to any third parties for so long as it remains confidential to the public and to comply with all federal securities laws and trading policies of the Employer, as applicable.   If the Employee does not comply with the provisions of this Section 10, the Employee will be liable to the Employer for any damages incurred as a result of such noncompliance, as well as liquidated damages referred set forth in Section 12 hereof.  The Employee also acknowledges that equitable relief, including, without limitation, specific performance by injunction, would be an appropriate remedy for the breach of this Section 10.

11.Non-Solicitation of Employer’s Employees, Marketing Sources and Contractor Relationships.  In further consideration for the payment of the Severance Amount, the Employee agrees not to, for a period of two years following Employee’s termination of employment, directly or indirectly, on the Employee’s behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit, or induce, or attempt to recruit, solicit, or induce, any employee or independent contractor (specifically including without limitation, marketing or development sources and physicians) of the Employer to terminate their employment or independent contractor relationship with the Employer.

12.Liquidated Damages.  It is agreed that in the event of a breach of the provisions of this Agreement by Employee, it would be impractical or extremely difficult to fix actual damages to the Employer.  Therefore, Employee agrees that in the event of such a breach, Employee shall repay to the Employer, as liquidated damages, and not as a penalty, all payments made toward the Separation Amount (and any future payments toward the Separation Amount shall be forfeited), plus the sum of Ten Thousand Dollars ($10,000.00) per occurrence, which represents reasonable compensation to the Employer for the loss incurred because of such breach.

13.Cooperation.  The Employee agrees that it is an essential term of this Agreement that the Employee cooperate with the Employer and its counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Employer of which the Employee may have knowledge or in which the Employee may be a witness.  Such cooperation includes meeting with the Employer representatives and counsel to disclose such facts as the Employee may know; preparing with the Employer’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Employer and its counsel in the defense or prosecution of litigation as may, in the sole judgment of the Employer’s counsel, be necessary, the Employer agrees to reimburse the Employee for reasonable and necessary out-of-pocket expenses incurred by the Employee in the course of complying with this obligation, in each case that are pre-authorized by the Employer.  Nothing in this Section 13 should be construed in any way as prohibiting or discouraging the Employee from testifying truthfully under oath as part of, or in connection with, any such proceeding.

14.No Precedent.  The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than the Employee.  This Agreement may not be offered, used or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose.

15.Attorneys’ Fees.  The Employee agrees that if the Employee breaches any provision or obligation of this Agreement, the Employer is entitled to recover from the Employee all costs, including reasonable attorneys’ fees and expenses, incurred by it in enforcing this Agreement, whether by filing suit or otherwise.

16.Entire Agreement.  This Agreement constitutes the entire understanding of the parties, supersedes all prior oral or written agreements on the subject matter of this Agreement and cannot be modified except by a writing signed by both parties.

17.Choice of Law.  This Agreement will be governed and construed under the laws of the State of Tennessee without regard to the conflict of laws principles of that state.

18.Exclusive Jurisdiction and Venue.  The appropriate state or federal court in Williamson County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Agreement.  The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Agreement.

19.Binding Effect.  This Agreement inures to the benefit of, and is binding upon, the parties and their respective successors and assigns.

20.Captions.  The captions to the various sections of this Agreement are for convenience only and are not part of this Agreement.

21.Severability.  If any provisions of this Agreement are determined to be invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of this Agreement, including any other provision of this Agreement.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified.

22.Waiver.  The waiver by either party of a breach by the other party of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by the party.

23.Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.

24.Amendments. Any amendment to this Agreement must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Agreement.  No breach of any provision of this Agreement shall be deemed waived unless the waiver is in writing signed by a duly authorized representative of the waiving party.  Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYEE:

Date: February 3, 2017	/S/ CANDANCE A. HENDERSON CANDANCE A. HENDERSON

EMPLOYER:

AMERICAN ADDICTION CENTERS, INC.
Date: February 3, 2017	By: /S/ MICHAEL T. CARTWRIGHT Name: Michael T. Cartwright
Title: Chairman and Chief Executive Officer